Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Completes Acquisition of PECO Inc. and

Amends Senior Credit Facilities

EAST AURORA, N.Y., July 18, 2013 — Astronics Corporation (NASDAQ: ATRO) (“Astronics”), a leading provider of advanced technologies for the global aerospace and defense industries, announced today that it has completed the acquisition of the outstanding shares of PECO Inc. (PECO). The purchase price of approximately $136 million in cash was financed by an amendment to Astronics’ senior credit facilities, replacing the Company’s previously existing revolving credit line and senior term note.

Astronics’ amended senior credit facilities provide for a $75 million five-year revolving credit facility and a $190 million five-year term loan, both expiring in June 2018. The amended facilities carry an interest rate ranging from 225 basis points to 350 basis points above LIBOR, depending on the Company’s leverage ratio. Availability under the facilities, which are secured by substantially all of the Company’s assets, is subject to certain financial and other covenants typical for these types of facilities. Funds from the term loan financed the PECO closing and provide liquidity for general corporate purposes, including a possible election under IRS code section 338 (h)(10) pertaining to PECO that will allow the Company to deduct the amortization of acquired goodwill and other intangible assets from taxable income. The make whole provision of this election would require additional consideration to be paid to the sellers.

David C. Burney, Executive Vice President and CFO of Astronics, commented regarding the refinancing, “Expansion of our credit facilities is a testament to the strength of Astronics’ capital structure and our commitment to further execution of our strategy. After considering various options, the senior secured credit market was deemed to be the best alternative at this time for Astronics.”

PECO, located in Portland, Oregon, designs and manufacturers highly engineered commercial aerospace interior components and systems for the aerospace industry. The company specializes in Passenger Service Units (PSUs) which incorporate air handling, emergency oxygen, electrical power management and cabin lighting systems. It also manufactures a wide range of fuel access doors that meet stringent strength, fuel sealing and anti-corrosion requirements. PECO enjoys a longstanding relationship with many aerospace customers, including The Boeing Company, for which it provides a variety of products across its line of commercial airliners.

Astronics had previously announced that it entered into a definitive agreement to acquire PECO on May 28, 2013.

About Astronics Corporation

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc. and Max-Viz, Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, the availability of opportunities for growth and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.